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EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Rigel Pharmaceuticals, Inc. for the registration of up to $150,000,000 of its common stock, preferred stock, warrants and debt securities and to the incorporation by reference therein of our report dated January 27, 2004, except for Note 9, as to which the date is February 25, 2004, with respect to the financial statements of Rigel Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                      /s/  ERNST & YOUNG LLP

Palo Alto, California
October 13, 2004

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM